EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES RECORD THIRD QUARTER 2005
REVENUE OF $7.4 MILLION AND EARNINGS OF $0.12 PER SHARE

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231 (843) http://www.winland.com/	272-4653
•	Net income up 15.9% as compared to the third quarter of 2004

•	Year-to-date 2005 net income doubles as compared to year-to-date 2004

•	Announces two long-term agreements during the third quarter of 2005

•	Announces the release of a new proprietary product in the third quarter of 2005
MANKATO, Minn./October 20, 2005/PR Newswire/ Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today financial results for the third quarter ended September 30, 2005.
Revenues for the third quarter were a record $7.4 million, an increase of 11.9% compared to the $6.6 million reported for the third quarter of fiscal 2004. The increase in sales for the quarter was driven by sales to original equipment manufacture (OEM) customers including new product line items integrated during 2004. Gross profit for the quarter was $1.7 million, or 23.0% of sales, an increase of 10.7% compared to the $1.5 million, or 23.2% of sales, reported for the third quarter one year ago. Total operating expenses increased 11.6% for the third quarter to $965,872 compared to the $865,149 for the third quarter of last year. Operating income increased 9.6% to $733,401 for the third quarter compared to the $669,247 reported for the third quarter of last year. Net income increased more than 15.9% to $436,832, or $0.12 per basic and fully diluted share, from $376,954, or $0.11 per basic and fully diluted share in the third quarter of 2004. The Company utilized 3.7 million fully diluted shares in the calculation compared to 3.5 million for the same period last year.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “We are pleased to report 15 consecutive quarters of profitability. The efforts of our sales and marketing team, along with solid execution in our engineering, manufacturing and proprietary products areas, continue to drive results quarter-over-quarter despite well-documented industry challenges, increased competition and ongoing margin compression. As we have previously disclosed, our master supply contract with Select Comfort expires in August of 2006 and we recently received notice from Select Comfort that the contract and its existing terms will not be renewed. The notice also stated they ‘strongly value the partnership with Winland and they have confidence that the relationship will continue at a re-defined level.’ We are continuing our discussions with Select Comfort to reach a new agreement on terms beneficial to both companies. Simultaneously we are continuing to expand our customer base targeting new areas such as medical devices as a new market for our products and services. To date in 2005 we have had a successful start to this initiative.”

Mr. Krueger continued, “We recently entered into a long-term agreement with a new customer, Cardiac Science, that increases our exposure and presence in the medical market. We also received a new long-term contract including a $4.5 million dollar purchase order from another new customer that wishes to remain confidential. Over the third quarter we received orders from Select Comfort totaling $5.8 million dollars to be delivered within the next 6 months. We have made steady progress on winning new business and focusing on customers that value our services and demand a company which has the scalability and experience to grow with them. We continue to focus on diversifying our revenue base and maintaining our growth trajectory.”
For the first nine months of 2005, revenues were $21.5 million, an increase of 22.2% compared to the $17.6 million reported for the first nine months of fiscal 2004. Gross profit for the nine-month period was $5.3 million, or 24.5% of sales, an increase of 34.1% compared to the $3.9 million, or 22.3% of sales, reported for the first nine months of fiscal 2004. Total operating expenses increased 9.6% for the first nine months of fiscal 2005 to $3.0 million compared to the $2.7 million for the first nine months of fiscal 2004. Operating income increased 90.0% to $2.3 million for the first nine months of fiscal 2005 compared to the $1.2 million for the first nine months of fiscal 2004. Net income increased 104.4% to $1.4 million, or $0.39 per basic and $0.38 per fully diluted share, from $674,344, or $0.20 per basic and $0.19 per fully diluted share in the first nine months of fiscal 2004. Fully diluted weighted-average common shares outstanding were 3.6 million shares for the nine-month period compared to 3.5 million for the same period last year.
Mr. Krueger continued, “We also announced during the third quarter the release and shipment of our new EA-200 EnviroAlert™, the security industries’ only multi-functional environmental security system. This marks the first release of a new proprietary product since 1999. This is an important event as higher proprietary product margins help balance the constant and growing pressure we feel on margins in our electronic manufacturing services business.”
The balance sheet remained strong, with stockholders’ equity increasing 22.5% to $8.4 million as of September 30, 2005, from $6.9 million on December 31, 2004. The Company completed the quarter with $1 million in cash and a current ratio of 2.48 to 1.”
Teleconference Information
Management will conduct a conference call to discuss its financial results today at 4:15 p.m. (EDT). Interested parties may access the call by dialing 1-888-394-8091 from within the United States, or 1-973-935-2404 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website located at www.winland.com. A replay will be available through October 27, 2005 and can be accessed by dialing 1-877-519-4471 (U.S.) or 1-973-341-3080 (international), passcode 6598281. A replay of the teleconference will also be archived on the investor relations portion of the Company’s website.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) continuing discussions with Select Comfort to reach a new agreement, and (ii) steady progress on winning new business are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we may be unable to reach a new agreement with Select Comfort on terms beneficial to Winland or on any terms, (ii) any new business may be short term, subject to cancellation or not as profitable as historical business (iii) Select Comfort and other customers may cease to do business with the company or demand pricing that reduces Winland’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of the products will arise; and (iv) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-
WINLAND ELECTRONICS, INC. BALANCE SHEET HIGHLIGHTS

	September 30, 2005	December 31, 2004
Cash	1,016,058	457,576
Total Current Assets	10,238,401	7,123,426
Net Property and Equipment	4,250,024	4,242,956
Total Assets	14,489,859	11,366,467
Total Current Liabilities	4,121,512	2,506,024
Total Long-Term Liabilities	1,974,984	2,006,088
Stockholders’ Equity	8,393,363	6,854,355
Total Liabilities and Equity	14,489,859	11,366,467

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Nine Months Ended September 30, 2005 and 2004
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	2005	2004	2005	2004
Net sales	$7,399,885	$6,613,692	$21,542,640	17,625,148
Cost of sales	5,700,612	5,079,296	16,265,235	13,689,375

Gross profit	1,699,273	1,534,396	5,277,405	3,935,773

Operating expenses:
General and administrative	432,673	397,607	1,390,657	1,223,025
Sales and marketing	321,205	315,789	997,904	946,287
Research and development	211,994	151,753	611,062	567,486

	965,872	865,149	2,999,623	2,736,798

Operating income	733,401	669,247	2,277,782	1,198,975

Other income (expenses):
Interest expense	(32,564)	(46,413)	(92,537)	(110,595)
Other, net	15,195	(4,880)	74,040	16,964

	(17,369)	(51,293)	(18,497)	(93,631)

Income before income taxes	716,032	617,954	2,259,285	1,105,344
Income tax expense	(279,200)	(241,000)	(881,100)	(431,000)

Net income	$436,832	$376,954	$1,378,185	$674,344

Earnings per common share data:
Basic	$0.12	$0.11	$0.39	$0.20
Diluted	0.12	0.11	0.38	0.19
Weighted-average number of common shares outstanding:
Basic	3,519,476	3,366,542	3,493,663	3,360,980
Diluted	3,690,430	3,485,670	3,649,174	3,535,633